                                                                   Exhibit 10.01

                                February 6, 2006

Mr. Robert W. Matz
7550 Thorn Creek Lane
Tega Cay, SC 29708

Re: Separation Agreement

Dear Bob:

     As we discussed, your employment with Belden CDT Inc. (the "Company") and all subsidiaries will terminate effective on the close of business, February 6, 2006 (the "Separation Date"). This letter confirms all of your entitlements arising out of your employment with and separation from the Company, including without limitation, under your Change of Control Agreement dated May 13, 2002, as amended pursuant to the First Amendment to Change of Control Employment Agreement, dated June 28, 2004 ("CoC Agreement"), and your Retention and Integration Award Agreement ("Retention Agreement"), dated June 28, 2004. The Company is providing you the benefits of your CoC Agreement because the Company, for purposes of such Agreement, is terminating you without cause. You will receive:

1. A lump sum severance payment equal to two times the sum of your          $1,041,800
   current annual base salary and your 2004 bonus.

2. Your bonus for 2005 to be paid after the Compensation Committee           [$T-B-D]
   determines bonus awards at its February 22, 2006 meeting.

3. Pursuant to the penultimate sentence of Section 3 of your           2/18/03 6,000 shares
   Retention Agreement, as of the Separation Date, your 2003 and       2/23/04 6,000 shares
   2004 restricted stock awards will vest as well as your             Plus Accrued Dividends
   March 30, 2005 grant of stock options.

     For clarity; pursuant to your CoC Agreement, you are entitled to outplacement services, gross-up for excise taxes arising from payments under your CoC Agreement, and medical coverage for two years. The Company will pay up to $14,000 for your out-of storage movement/storage costs. If you want to repurchase your home in Toledo (assuming the Company had not previously sold it), the Company would consider a sale to you provided the sale was arm's length and at market value. As long as IT personnel can remove all Company software from your computer, you can take it.

Mr. Robert W. Matz
February 6, 2006
Page 2


     You are entitled to your accrued and unpaid salary through the Separation Date, including one day accrued vacation. You also are entitled to all accrued, vested and unpaid benefits under all retirement, pension, and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under section 1 or 2 above.

     You are vested in all stock options that were granted to you prior to, and were still outstanding at the time of, the merger of Belden Inc. and Cable Design Technologies Corporation, effective July 15, 2004. You shall be entitled to exercise all options (including your March 30, 2005 options) until the earlier of the expiration date set forth in the applicable award or until February 7, 2007. The grant date and price of all your stock options are noted below:

GRANT DATE   OPTIONS   GRANT PRICE
----------   -------   -----------
5/13/02       10,000     $ 23.48
2/18/03       10,000     $ 13.30
2/23/04       10,000     $19.075
3/30/05       23,000     $22.665

     All other unvested restricted stock, stock option and other equity-based and long-term incentive awards (whether or not equity-based) shall lapse, and all such unvested stock options shall not be exercisable, as of the Separation Date. For clarity, you will not receive the third payment under your Retention Agreement.

     The Company will, to the extent required by applicable law, withhold from your amounts payable above, the amount of any withholding tax due with respect to such amounts.

     You agree to promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as personal computers, disks, and disk drives, and mobile communication devices).

     Payment of the amounts and benefits set forth above will begin on the effective date of the General Release of All Claims and the Non-Compete letter that accompany this letter or, in the case of Company employee plan benefits, such later date as may be provided in accordance with the applicable Company benefit plan in which you are a participant. All amounts hereunder also are conditioned upon your resignation from all offices of the Company and all subsidiaries held by you, pursuant to the attached letter.

     We ask that you sign this letter below confirming our understanding above.

Mr. Robert W. Matz
February 6, 2006
Page 3


     This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

                                        BELDEN CDT INC.


/s/ Robert W. Matz                      By: /s/ Kevin L. Bloomfield
-------------------------------------       ------------------------------------
Robert W. Matz                          Name: Kevin L. Bloomfield
                                        Title: Vice President, Secretary and
                                               General Counsel